UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2007

AEROFLEX INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

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DELAWARE (State or Other Jurisdiction of Incorporation)	000-02324 (Commission File Number)	11-1974412 (I.R.S. Employer Identification No.)
35 South Service Road Plainview, New York (Address of Principal Executive Offices)		11803 (Zip Code)
Registrant’s telephone number including area code: (516) 694-6700
No change since last report (Former Name or Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On April 19, 2007, Aeroflex Incorporated (“Aeroflex”) issued a press release announcing that Veritas Capital has submitted a non-binding proposal, subject to due diligence and other conditions, for a leveraged recapitalization of Aeroflex in which Aeroflex’s stockholders would receive a cash dividend of $14 per share and retain in the aggregate 21.2% of the fully diluted common equity in a significantly leveraged Aeroflex. Under the proposal, Veritas Capital and co-investors to be identified would acquire convertible preferred stock of Aeroflex, which on an as converted fully diluted basis would represent 78.8% of Aeroflex’s common stock, and the proceeds from the issuance of the convertible preferred stock and other proposed debt and equity financing would be used to fund payment of the cash dividend.

Aeroflex’s Board of Directors, after consultation with its outside counsel and independent financial advisors, has determined in good faith and in its reasonable judgment, in accordance with Aeroflex’s merger agreement with affiliates of General Atlantic and Francisco Partners, that the proposed leveraged recapitalization is a bona fide acquisition proposal that constitutes or could reasonably be expected to lead to a “superior proposal” (as that term is defined in the merger agreement) that is reasonably capable of being consummated and that accordingly Veritas Capital is an “excluded party” (as that term is defined in the merger agreement). Aeroflex intends to continue to have discussions and participate in negotiations with respect to the leveraged recapitalization proposal.

There is no assurance that the proposal from Veritas Capital will result in a definitive proposal, a definitive agreement or a consummated transaction. The merger agreement with affiliates of General Atlantic and Francisco Partners remains in effect.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release dated April 19, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ John Adamovich, Jr
	Name:	John Adamovich, Jr.
	Title:	Senior Vice President and Chief Financial Officer

Dated: April 19, 2007

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 19, 2007.